                            SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO. __________)

                      Filed by the Registrant                      [X]
                      Filed by a Party other than the Registrant   [ ]

                           Check the appropriate box:


                   [ ]  Preliminary Proxy Statement
                   [X]  Definitive Proxy Statement
                   [ ]  Definitive Additional Materials
                   [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                              Investors Bank Corp.
                ------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                       N/A
                   ------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     _________________________________________________________________________

     (2)  Aggregate number of securities to which transaction applies:
     _________________________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11*/:
     _________________________________________________________________________

     (4)  Proposed maximum aggregate value of transaction:
     _________________________________________________________________________

     */ Set forth the amount on which the filing fee is calculated and state how it was determined.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:   $125
     _________________________________________________________________________

     (2)  Form, Schedule or Registration Statement No.:
          Preliminary Proxy Statement
     _________________________________________________________________________

     (3)  Filing Party:  Investors Bank Corp.
     __________________________________________________________________________

     (4)  Date Filed:    March 18, 1994
     __________________________________________________________________________

                              INVESTORS BANK CORP.
                              200 EAST LAKE STREET
                            WAYZATA, MINNESOTA 55391

                                  -------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                   May 3, 1994

TO THE SHAREHOLDERS OF INVESTORS BANK CORP.:

   Notice is hereby given that the Annual Meeting of Shareholders of Investors Bank Corp. (the "Company") will be held on Tuesday, May 3, 1994, at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota at 3:30 p.m., Minneapolis, Minnesota time, for the following purposes:

  1. To elect two directors to serve on the Board of Directors until the annual meeting of shareholders to be held in 1997;

      2. To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock, $.01 par value, from 5,000,000 to 10,000,000 shares;

     3.   To approve the adoption of a 1993 Stock Incentive Plan; and

     4. To consider and act upon any other matters that may properly come before the meeting or any adjournments thereof.

     Only holders of record of the Company's Common Stock at the close of business on March 23, 1994 will be entitled to receive notice of and to vote at the meeting or any adjournment thereof.

     You are cordially invited to attend the meeting. WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. If you later desire to revoke your proxy, you may do so at any time before it is exercised.

                                             BY ORDER OF THE BOARD OF DIRECTORS


                                             John G. Lohmann, Jr., Secretary
Minneapolis, Minnesota
April 1, 1994
                              ____________________


                IMPORTANT - PLEASE MAIL YOUR PROXY CARD PROMPTLY

               IN ORDER THAT THERE MAY BE A PROPER REPRESENTATION
               AT THE MEETING, YOU ARE URGED, WHETHER YOU OWN ONE
              SHARE OR MANY, TO COMPLETE, SIGN AND MAIL YOUR PROXY.
                              ____________________

                              P R E L I M I N A R Y





                              INVESTORS BANK CORP.
                              200 EAST LAKE STREET
                            WAYZATA, MINNESOTA 55391

                                 --------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                   May 3, 1994

     This Proxy Statement is furnished in connection with the solicitation of the enclosed proxy by the Board of Directors of Investors Bank Corp. (the "Company") for use at the Annual Meeting of Shareholders to be held on May 3, 1994, at 3:30 p.m. Minneapolis time, at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota, and any adjournments thereof (the "Annual Meeting"). Expenses in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail, but, in addition, officers and regular employees of the Company who will receive no additional compensation for their services may solicit proxies by telephone, telegraph or in person. This Proxy Statement and form of proxy enclosed are being mailed to shareholders on or about April 1, 1994.

     Those shares of the Company's Common Stock, $.01 par value (the "Common Stock"), represented by proxies in the form solicited will be voted in the manner directed by the holder of such shares, and, if no direction is made, such shares will be voted for the election of the nominees for director named in this Proxy Statement and for the approval of the other proposals discussed herein.
If a shareholder abstains from voting as to any matter, then the shares held by such shareholder shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. If a broker returns a "nonvote" proxy, indicating a lack of authority to vote on such matter, then the shares covered by such nonvote shall be deemed present at the meeting for purposes of determining a quorum but shall not be deemed to be represented at the meeting for purposes of calculating the vote with respect to such matter. Proxies may be revoked at any time before being exercised by delivery to the Secretary of the Company of a written notice of termination of the proxies' authority or a duly executed proxy bearing a later date.

     A copy of the Company's Annual Report for the year ended December 31, 1993 is being furnished to each shareholder with this Proxy Statement.

     Only the holders of the Common Stock whose names appear of record on the Company's books at the close of business on March 23, 1994 will be entitled to vote at the Annual Meeting. At the close of business on March 23, 1994, a total of 3,425,563 shares of such Common Stock were outstanding, each share being entitled to one vote. The Company declared a dividend of one share for every three shares held, effective December 31, 1993, for shareholders of record as of December 1, 1993, and all references to shares in this Proxy Statement reflect this dividend.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of February 1, 1994, information about the ownership of Common Stock by each director, by each executive officer named in the Summary Compensation Table and by all directors and executive officers (including the named individuals) as a group and by any other shareholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the shares indicated.



                                                    SHARES BENEFICIALLY OWNED
                                                    -------------------------
  NAME AND ADDRESS OF BENEFICIAL OWNER              NUMBER(1)         PERCENT
- -----------------------------------------------------------------------------
James M. Burkholder. . . . . . . . . . . . . .     260,999(1)          7.6%
     200 East Lake Street
     Wayzata, Minnesota 55391

John G. Lohmann, Jr. . . . . . . . . . . . . .     268,808(2)          7.9%
     200 East Lake Street
     Wayzata, Minnesota 55391

E. Thomas Binger . . . . . . . . . . . . . . .     209,025(3)          6.2%
     5775 Wayzata Boulevard
     St. Louis Park, Minnesota 55416

George Maas  . . . . . . . . . . . . . . . . .     174,000             5.2%
     P.O. Box 7
     Watertown, South Dakota  57201

First Bank System, Inc.. . . . . . . . . . . .     177,909(4)          5.3%
     601 Second Avenue South
     Minneapolis, MN 55402-4302

Alice D. Mortenson . . . . . . . . . . . . . .      57,464(5)          1.7%

Graham N. Heikes . . . . . . . . . . . . . . .      19,997(6)             *

Leonard E. Brown . . . . . . . . . . . . . . .      17,331(7)             *

Daniel A. Arrigoni . . . . . . . . . . . . . .      46,090(8)          1.4%

Lynn V. Bueltel. . . . . . . . . . . . . . . .      68,559(9)          2.0%

All directors and executive officers
  as a group (9 persons) . . . . . . . . . . .   1,122,273(10)        31.3%



_______________________
  *  Less than 1%.




(1) Includes 22,347 shares held in the Company's 401(k) plan, 58,999 shares purchasable upon exercise of options currently exercisable or options which become exercisable within 60 days and 31,389 shares subject to Restricted
     Stock Agreements and certain forfeiture provisions.



(2) Includes 21,205 shares held in the Company's 401(k) plan, 57,999 shares purchasable upon exercise of options currently exercisable or options which become exercisable within 60 days, 2,044 shares held in a custodial account for such officer and director's children of which such officer and director is custodian, 933 shares held by such officer and director's spouse and 31,389 shares subject to Restricted Stock Agreements and certain forfeiture provisions.


(3) Includes 3,999 shares purchasable upon exercise of options currently exercisable or options which become exercisable within 60 days.

(4) Based on information in a Schedule 13G Report dated February 10, 1994, delivered to the Company and indicating that First Bank Systems is the beneficial owner of such shares. Includes 169,792 shares for which First
     Bank System, Inc. exercises sole dispositive power and 6,696 shares for which it exercises shared dispositive power. Such shares are held by the banking affiliates of such entity in a fiduciary capacity on behalf of various customers.

(5) Includes 13,331 shares purchasable upon exercise of options currently exercisable or options which become exercisable within 60 days and 24,800 shares held by such director's spouse.

(6) Includes 13,331 shares purchasable upon exercise of options currently exercisable or options which become exercisable within 60 days and 2,000 shares purchasable upon exercise of warrants.

(7) Includes 15,998 shares purchasable upon exercise of options currently exercisable or options which become exercisable within 60 days.


(8) Includes 1,015 shares held in the Company's 401(k) plan, 26,665 shares purchasable upon exercise of options currently exercisable or options which become exercisable within 60 days and 10,400 shares purchasable upon exercise of exercisable warrants.



(9) Includes 15,744 shares held in the Company's 401(k) plan, 12,032 shares purchasable upon exercise of options currently exercisable or options which become exercisable within 60 days, 4,000 shares purchasable upon exercise of warrants and 2,000 shares subject to a Restricted Stock Agreement and subject to forfeiture.



(10) Includes 60,311 shares held in the Company's 401(k) plan as of December 31, 1993, 202,354 shares purchasable upon exercise of options currently exercisable or options which become exercisable within 60 days, 16,400 shares purchasable upon exercise of warrants, 2,044 shares held in a custodial account for children of an officer and director, 64,778 shares subject to Restricted Stock Awards, and 25,733 shares held by the spouses of officers and directors.




     The Company also has outstanding 303,640 shares of Cumulative Perpetual Preferred Stock, Series 1991, a non-voting, nonparticipating preferred stock. None of the executive officers or directors held any shares of such series of preferred stock as of February 1, 1994, except Mr. Burkholder who held

60 shares through an IRA account and whose spouse held 500 shares directly and 60 shares through an IRA account and Mr. Maas who holds 4,000 such shares.


     Under federal securities laws, the Company's directors and officers, and any beneficial owner of more than 10% of a class of equity securities of the Company, are required to report their ownership of the Company's equity securities and any changes in such ownership to the Securities and Exchange Commission (the "Commission") and the securities exchange on which the equity securities are registered. Specific due dates for these reports have been established by the Commission, and the Company is required to disclose in this Proxy Statement any delinquent filing of such reports and any failure to file such reports during the fiscal year ended December 31, 1993. All of the required reports were timely filed by each of the directors and officers of the Company during 1993.


                              ELECTION OF DIRECTORS

NOMINEES

     Approximately one-third of the directors are elected at each annual meeting of shareholders and serve for terms of three years or until their successors are elected and qualified. Accordingly, directors whose terms are scheduled to expire at the annual meeting of shareholders in 1994 will be scheduled for reelection at the meeting to be held May 3, 1994.

     Two persons have been nominated for election to the Company's Board of Directors at the Annual Meeting for terms expiring in 1997. James M. Burkholder has been a director since the Company's formation in 1983 and Leonard E. Brown has been a director since 1988. Should any nominee for director become unavailable for any reason, the proxies will be voted in accordance with the best judgment of the persons named therein. The Board of Directors has no reason to believe that any nominee will be unavailable.

     The following information is furnished with respect to each nominee and director as of February 1, 1994:

                                           PRINCIPAL OCCUPATION AND BUSINESS
        NAME                 AGE              EXPERIENCE FOR PAST FIVE YEARS
        ----                 ---           ---------------------------------

                          NOMINEES - TERM EXPIRING 1997

James M. Burkholder. . . . . 51      President and Chief Executive Officer
                                     of the Company and Investors Bank,
                                     F.S.B. since September 1990 and Chairman since December 1990. Executive Vice
                                     President and Chief Financial Officer of the Company and Investors Savings Bank,
                                     F.S.B. from 1983 to September 1990.

Leonard E. Brown . . . . . . 59      Partner  with  the  accounting  firm  of
                                     KPMG   Peat   Marwick, Minneapolis,
                                     Minnesota for over five years until his
                                     retirement in August 1988. Member of the Board of Directors of Gate City Federal
                                     Savings Bank, Fargo, North Dakota and
                                     Brainerd Savings and Loan Association,
                                     Brainerd, Minnesota.

                     INCUMBENT DIRECTORS -TERM EXPIRING 1995

John G. Lohmann, Jr. . . . . 54      Executive  Vice  President  and  Secretary
                                     of  the  Company  and Executive Vice
                                     President, Chief Lending Officer and
                                     Secretary of Investors Savings Bank,
                                     F.S.B. since 1983.

Graham N. Heikes . . . . . . 57      Sole practitioner since January 1994.
                                     Partner with Rice & Heikes, Ltd., a law
                                     firm he founded, from October 1989 to
                                     January 1994. Partner with the law firm of Jardine, Logan & O'Brien, St. Paul,
                                     Minnesota for over five years prior
                                     thereto.

George E. Maas              56       Director of Simon-Telelect Inc. ("Simon-
                                     Telelect").  Chairman of the Board of
                                     Directors of Simon-Telelect from 1991 to 1993, and President of Simon-Telelect from 1979 to 1991.

                    INCUMBENT DIRECTORS - TERM EXPIRING 1996

Alice D. Mortenson . . . . . 54      Director  of  Community  Relations  of
                                     M.A.  Mortenson Co., a construction
                                     company, since 1989.  Trustee of
                                     Westminister Presbyterian Church. Member of the Board of Directors of Courage
                                     Center, Dunwoody Institute and the Greater
                                     Minneapolis Council of Churches.
                                     Homemaker and community volunteer for at least five years.

E. Thomas Binger . . . . . . 71      General  Partner in Pittsburgh  Pacific
                                     Company, Ltd., a general partnership with interests in the iron ore business, since
                                     1970. Member of the Board of Directors of MTS Systems Corp. and Bemis Company Inc.

     During the fiscal year ended December 31, 1993, the Board of Directors of the Company held ten meetings. All incumbent directors attended at least 75% of the meetings of the Board, and all incumbent directors attended at least 75% of those meetings of the committees of which they were members. The Company's Board of Directors and committees also act from time to time by written action in lieu of meetings.

     The Board of Directors of the Company has an audit committee which met three times, an executive committee which met two times and a compensation committee which met four times during the fiscal year ended December 31, 1993. The audit committee reviews the Company's arrangements with its auditors, the substance of the audits, and interested party transactions. Messrs. Heikes, Maas and Brown (who is also the chairperson) serve on the audit committee. The executive committee, composed of Messrs. Burkholder, Lohmann and Binger, may exercise the power of the Board of Directors on many matters between board meetings. The Company's compensation committee, composed of Messrs. Brown, Binger and Heikes and Ms. Mortenson, establishes policy regarding executive compensation, specifically reviews and approves the compensation to the Company's two principal executive officers, reviews overall compensation policy, and administers the Company's stock incentive plans. The Board of Directors has no standing nominating committee. Each of the directors of the Company also serves as a director of Investors Savings Bank, F.S.B., a wholly owned subsidiary of the Company (the "Bank") and serves on similar committees with the Bank.

     For fiscal year 1993, the directors of the Company (other than executive officers) were compensated at a rate of $12,000 plus $500 per Board meeting attended, $250 per committee meeting associated with a Board meeting and $500 per committee meeting not associated with a Board meeting. With the exception of annual grants (on July 1 of each year) of nonqualified stock options to purchase 2,000 shares of common stock of the Company at fair market value, directors who are not officers or employees receive no other compensation from the Company.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS ELECT THE NOMINEES NAMED HEREIN TO THE TERMS AS DIRECTORS OF THE COMPANY DESCRIBED ABOVE. THE PERSONS NAMED IN THE ACCOMPANYING PROXY INTEND TO VOTE THE PROXIES HELD BY THEM IN FAVOR OF SUCH NOMINEES, UNLESS OTHERWISE DIRECTED. IF NO INSTRUCTION IS GIVEN, THE ACCOMPANYING PROXY WILL BE VOTED FOR SUCH ELECTION. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED AT THE MEETING IS REQUIRED FOR THE ELECTION OF EACH DIRECTOR.

CERTAIN TRANSACTIONS

     The following table sets forth certain information relating to mortgage and line of credit loans aggregating more than $60,000 made to executive officers named in the Summary Compensation Table and directors of the Company since December 31, 1992:



                                               LARGEST         AMOUNT
                                            INDEBTEDNESS     OUTSTANDING
           NAME OF EXECUTIVE     INTEREST       SINCE            AT
          OFFICER OR DIRECTOR      RATE   JANUARY 1, 1993 DECEMBER 31, 1993
- -----------------------------   -------------------------------------------
       James M. Burkholder . . .   7.5%        $95,000            0
                                  11.9%        $ 2,000            0
       Daniel A. Arrigoni(1) . .   8.7%       $620,747       $612,350(1)
       Graham N. Heikes. . . . .   7.4%       $128,562        127,225
- --------------------------------

__________________
(1) Mr. Arrigoni was retained as Executive Vice President and a member of the Executive Management Committee of the Bank on September 30, 1991, and the loans set forth above were incurred prior to his employment with the Bank. At December 31, 1991, Mr. Arrigoni had sold his interest in the property securing the mortgage loan set forth above. The property was purchased by the buyer but Mr. Arrigoni remains personally liable to the Bank for its repayment.

     All of the loans set forth in the table above were made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collection or present other unfavorable features.

     Thomas R. Lohmann leases property constituting two banking offices to the Bank pursuant to leases expiring in 2010 and 2012. Thomas R. Lohmann is the brother of John G. Lohmann, Jr., an executive officer of the Company. Monthly net lease payments under such leases total approximately $38,540 (subject to adjustment for changes in price indices).


                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

INTRODUCTION

     The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors, a committee consisting of four independent, nonemployee directors. The Compensation Committee establishes and administers salary levels and other compensation plans for James M. Burkholder and John G. Lohmann, Jr. and reviews and, where appropriate ratifies, determinations of the Executive Committee relative to compensation to other officers of the Company. The Executive Committee, a committee composed of Mr. Burkholder, Mr. Lohmann and E. Thomas Binger, a nonemployee director, makes determinations as to the compensation levels of Messrs. Arrigoni and Bueltel and other officers of the Bank for ratification by the Compensation Committee.


COMPENSATION PHILOSOPHY

     It is the Company's policy to link executive compensation to achievement of the Company's strategic objectives. Value to shareholders is of primary importance in these objectives. In addition, however, it is the Company's policy to promote internally generated growth while minimizing the cyclical risks to which financial institutions are subject. In furtherance of such objectives, the Company attempts to design its compensation programs for executive officers to focus not only on short-term profitability and return, but to consider the longer-term value created by minimizing interest rate risk, maximizing asset quality, and increasing the Company's ability to generate stable and growing income through retail banking and mortgage banking operations. Accordingly, the Company's compensation programs are highly incentive based, with compensation designed to further both short-term and long-term strategic objectives while attracting and retaining executives capable of achieving those objectives.

     In 1991, the Company retained a compensation consultant from its independent accounting firm to review and compare its executive compensation programs to those of similarly sized financial institutions. The report resulting from this study, released in July 1991 was updated in December 1992 and the Compensation Committee was advised by its compensation consultant that executive compensation to financial institution executives was increasing at an annualized rate of approximately five percent. These reports were examined by and served in part as a basis for the decisions of the Compensation Committee and the Executive Committee relative to executive compensation during 1993. The Compensation Committee also examined data relating to publicly traded savings institutions provided by other independent reports.

PAY MIX AND MEASUREMENT

     Each executive's compensation consists of three principal components: an annual salary that is primarily cash-based; an annual performance-based cash bonus; and longer-term incentive compensation that includes equity participation.

     BASE SALARY. Each executive's base salary is reviewed annually at the beginning of each fiscal year. In establishing annual salary, the compensation committee considers (1) the executive's performance, (2) the executive's responsibilities and compensation relative to similarly situated executives, and
(3) increases in median competitive pay levels.

     For 1993, the Compensation Committee examined an updated report that presented information on six different statistical compilations of executive compensation at national and regional thrifts as well as specific data on five comparable financial institutions. In addition, because the Company's operations involve a greater deal of residential lending and mortgage banking activity than most thrifts, the compensation of some executives, such as Mr. Lohmann who is responsible not only for lending but mortgage banking and secondary marketing, was compared to compensation of similar executives at mortgage banking companies.

     The Company sets executive salaries at approximately the mean salary level of equivalent executives in similarly sized savings institutions and mortgage banking companies. The Chief Executive's salary is generally set at approximately the national average of salary level for the chief executive of similarly sized savings institutions, but his overall compensation may exceed the mean aggregate compensation to such executives because it contains a great deal of short and long-term incentive compensation.

     Based upon these considerations, Mr. Burkholder's base salary was increased to $195,000 in 1993, an increase of approximately 11.4% over his salary level for 1992. The increase in Mr. Burkholder's salary was slightly more than the average increase of executive officer salaries in the industry during 1992 (which averaged approximately 5%). The greater increase was based, in large part, upon exceptional earnings, return on assets and return on equity during the 1992 fiscal year as well as a large increase in off-balance sheet assets (servicing rights). At such level Mr. Burkholder's salary in 1993 was approximately equal to the mean salary of executives at similarly sized thrift institutions in the national surveys for thrifts and mortgage companies set forth in the statistical compilations noted above.

     ANNUAL INCENTIVE COMPENSATION. Annual incentive compensation to executive officers of the Company, as well as other officers of the Company and the Bank, is intended to reflect the value created by the Company for its shareholders, as well as management's ability to achieve longer-term strategic objectives, including objectives relative to risk exposure, asset quality, growth and regulatory compliance. Consistent with such policy, the Company's Performance Bonus Policy allows officers of the Company and the Bank to receive annual cash bonuses based upon the Company's achievement of preestablished goals as to profitability and based on individual achievement of specific individual performance goals.

     The Company's Compensation Committee establishes at or prior to the beginning of each year a matrix consisting of a range of goals in terms of return on assets, return on equity and net earnings. Officers are assigned to different tiers within the matrix and become eligible for a cash bonus equal to a percentage of their base salaries, ranging for calendar 1992 from 0% to up to a maximum of 90%, depending upon the achievement during the year of such financial goals.

     The achievement by the Company of any goal in the matrix, however, will not necessarily result in any bonus to any particular officer. The Company also establishes a number of specific individual performance objectives for each of its officers in terms of their responsibilities within the Company. Each officer is rated at the end of each year based on the achievement of such objectives, and based on such ratings, may receive all, a portion, or none of the bonus allocable based on achievement of financial goals.

     Bonuses for the Company's two principal executive officers (Messrs. Burkholder and Lohmann) are determined by the Compensation Committee annually in January based on performance against the objectives set forth in the matrix and individual objectives in the previous year. The Company's financial performance as to net earnings, return on assets and return on equity, when adjusted for the value of servicing rights retained during 1993 far exceeded the highest strategic objectives established by the Board of Directors in early 1993. The compensation committee further noted that the Company had increased its portfolio of servicing rights by more than $300 million during the year. Management's individual performance objectives were exceeded during the fiscal year. Because of this extraordinary performance, the Compensation Committee in January 1994 determined to allocate bonuses that exceeded the highest category of bonus in the matrix. Mr. Burkholder received a bonus equal to 95% of his base salary for 1993.

     LONG-TERM INCENTIVE COMPENSATION. The Company believes that return to shareholders can be maximized by creating a similarity of economic interest between shareholders and executive management. Historically, the Company has granted options under its Restated Stock Option Plan to provide an incentive to maximize the value of the Company's equity securities. Because options have not always resulted in the most advantageous tax consequences and incentive to officers, however, the Company adopted the 1993 Stock Incentive Plan (the "Plan") in 1993 (subject to shareholder approval--see "Proposal to Adopt 1993 Stock Incentive Plan"). In addition to stock options, the Company may grant restricted stock, stock appreciation rights, performance awards and other stock-based compensation under the Plan. The Plan, including decisions regarding who receives awards under the Plan, is administered by the Compensation Committee.

     Options to purchase 13,333, 13,333 and 4,000 shares were granted to Messrs. Burkholder, Lohmann and Bueltel, respectively, in January 1993 under the Restated Stock Option Plan. These options were granted in part because substantial options held by such officers had become fully vested and expire in 1994. The new options granted vest over a period of two years, and like other options granted to officers and employees, are exercisable at a price equal to the fair market value of the common stock on the date of grant.

     In connection with the adoption of the Plan, the Committee granted, subject to shareholder approval, 13,000, 13,000 and 2,000 shares of restricted stock to Messrs. Burkholder Lohmann and Bueltel, respectively, in January 1994. Although the Committee granted a similar number of shares to Mr. Burkholder and Mr. Lohmann in 1992, those restricted shares were in lieu of a contractual obligation of the Company to establish a retirement plan for such officers.
With the exception of option grants in early 1993, the Company had not granted significant stock based incentives to such executives since 1989. Options initially to purchase over 88,000 shares of Common Stock held by such officers, of which options to purchase 66,532 remained outstanding at the time of such grants, expire in 1994. The shares of restricted stock were granted in recognition of the extraordinary performance in recent periods, the lapse of significant stock based incentives held by such executives, and the significant tax penalties that such executives will have to recognize to exercise expiring options.

EMPLOYEE BENEFITS

     The executive officers of the Company also receive customary health and insurance benefits and may participate in the Company's 401(k) plan. Messrs. Burkholder and Lohmann also receive, in accordance with a contractual obligation of the Company, life insurance benefits under policies funded by the Company and for which their legatees are beneficiaries and payments to compensate them for income taxes incurred on restricted stock granted in 1992 in lieu of a contractual obligation to develop retirement plans for such officers. The aggregate amount of payments on behalf of Mr. Burkholder for life insurance benefits and for tax liability related to 1993 was $34,189.

CONCLUSION


     Overall, approximately 42% of the annual compensation to the four executive officers of the Company during 1993 consisted of incentive compensation based on earnings performance. The Chairman, Chief Executive Officer and President of the Company received 45% of his cash compensation from incentive programs that are based on performance.

     The undersigned members of the Compensation Committee believe that the foregoing compensation programs, which intricately tie executive compensation to the Company's performance, are consistent with the Company's overall compensation policies and reflect the Company's extraordinary performance during the 1993 fiscal year.

Alice D. Mortenson (Chairperson)
E. Thomas Binger
Leonard E. Brown
Graham N. Heikes

SHAREHOLDER RETURN

     The graph set forth below compares the cumulative total shareholder return on the common stock of the Company for the last five fiscal years with the cumulative total return on a broad market index and a peer group index. The broad market index is an index prepared by Media General Corporation of all companies that have been listed on the NASDAQ National Market System for the entire 5 year period ended December 31, 1993. The peer group index is an index of 283 savings and loan institutions that have been listed on the New York Stock Exchange, American Stock Exchange and Nasdaq National Market System for the entire 5 year period that is also prepared by Media General Corporation. In each case, the cumulative return is calculated assuming an investment of $100 on December 31, 1988, and reinvestment of all dividends.

SUMMARY COMPENSATION TABLE

     The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and the three executive officers of the Company (there being no other executive officers of the Company) whose salary and bonus earned in the fiscal year ended December 31, 1993 exceeded $100,000 for services rendered.


                                    ANNUAL COMPENSATION                                   LONG-TERM COMPENSATION
                                    ------------------                                    ----------------------
                                                                                 AWARDS                      PAYOUTS
NAME                                                             OTHER           ------                      -------        ALL
AND                                                              ANNUAL        RESTRICTED                                  OTHER
PRINCIPAL                                                        COMPEN-         STOCK                         LTIP       COMPEN-
POSITION                 YEAR      SALARY         BONUS(1)       SATION(2)      AWARDS(3)      OPTIONS        PAYOUTS    SATION(4)
- ---------------------------------------------------------------------------------------------------------------------------------
JAMES M. BURKHOLDER
President, Chief         1993    $195,000         $185,000       $34,189                       13,333                     $9,612
Executive Officer        1992     175,000          125,000        14,597       $249,980                                    8,670
and Chairman of          1991     160,000(5)       100,000                                                                 7,115
the Company and
the Bank
JOHN G. LOHMANN, JR.
Executive Vice           1993     161,000          140,000        34,189                       13,333                      8,643
President and            1992     155,000          105,000        14,597        249,980                                    8,340
Secretary of the         1991     148,000           70,000                                                                 7,055
Company and the Bank;
Chief Lending Officer
of the Bank
LYNN V. BUELTEL
Senior Vice              1993     100,000           57,000                                      4,000                      6,397
President and            1992      96,000           52,000                                                                 5,780
Chief Financial          1991      93,000           40,000                                                                 3,938
Officer of the
Company and Bank;
Treasurer of the Bank
DANIEL A. ARRIGONI (6)
Executive Vice           1993     141,000          110,000                                                                 7,272
President of the         1992     135,000           81,000
Company and              1991      34,298           10,000                                     53,332
Executive Vice
President of the Bank-
Mortgage Production
- -------------------


(1) Represents cash bonuses paid in the following year with respect to services performed in the years indicated.

(2) Amounts shown as Other Annual Compensation are payments made in the following year for the benefit of certain named executive officers for federal and state withholding taxes in the preceding year arising from the lapse of restrictions on restricted stock held by such named executive officers.

(3) The amounts reported in this column represent the market value on the date of grant, without giving effect to the diminution in value attributable to the restrictions on such stock. In fiscal 1993, the Company awarded 22,986 shares of restricted stock to each of Messrs. Burkholder and Lohmann, with vesting occurring at the rate of 10% per year beginning on the date of grant. Regular dividends are paid on the restricted stock reported in this column.

(4) The total amounts shown in this column for the last fiscal year consist of the following: (i) Mr. Burkholder: $7,445- Company contributions to the Company's 401(k) plan; $2,167- Benefit attributable to employee-owned life insurance policy; (ii) Mr. Lohmann: $7,445 - Company contributions to the Company's 401(k) plan; $1,198-Benefit attributable to employee-owned life insurance policy; (iii) Mr. Bueltel and Mr. Arrigoni- all amounts are Company contributions to the Company's 401(k) plan.

(5)  Includes amounts deferred under the Company's Deferred Compensation Plan.

(6) Mr. Arrigoni became an employee and officer of the Company on September 30, 1991.


STOCK OPTIONS

     The Company maintains a Restated Stock Option Plan pursuant to which executive officers, and other employees and consultants of the Company, may receive options to purchase the Company's common stock.

                        OPTION GRANTS IN FISCAL YEAR 1993

     The following table provides information on grants of stock options for fiscal year 1993 to the Chief Executive Officer and the executive officers named in the Summary Compensation Table. The hypothetical present values on date of grant of stock options granted in 1993 shown below are presented pursuant to the Commission rules and are calculated under the Black-Scholes Model for pricing options. This hypothetical value of options trading in the stock markets bears little relationship to the compensation cost to the Company or potential gain realized by an executive. The actual amount, if any, realized upon exercise of stock options will depend upon the market price of the Company's Common Stock relative to the exercise price per share of Common Stock of the stock option at the time the stock option is exercised. There is no assurance that the hypothetical present values of stock options reflected in this table actually will be realized.



                                INDIVIDUAL GRANTS
              -----------------------------------------------------

                          % OF TOTAL
                          OPTIONS
                          GRANTED TO    EXERCISE
                OPTIONS   EMPLOYEES IN   OR BASE   EXPIRATION   GRANT DATE
NAME            GRANTED   FISCAL YEAR    PRICE        DATE    PRESENT VALUE(1)
- ------------------------------------------------------------------------------
Mr. Burkholder  13,333       41.7%      $10.6875    1/5/2000      51,900
Mr. Lohmann     13,333       41.7%       10.6875    1/5/2000      51,900
Mr. Bueltel      4,000       12.5%       10.6875    1/5/2000      15,570
Mr. Arrigoni      -0-          -            -          -             -

______________
(1) The present values on grant date are calculated under the Black-Scholes Model. The Black-Scholes Model is a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors to estimate the option's present value, including the stock's historical volatility, dividend rate, exercise period of the option and interest rates.


                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1993
                        AND FISCAL YEAR-END OPTION VALUES

               The following table summarizes option exercises during 1993 by the Chief Executive Officer and by the executive officers named in the Summary Compensation Table, and the value of the options held by such persons at the end of 1993.




                                                                                          VALUE OF UNEXERCISED
                                                  NUMBER OF UNEXERCISED                   IN-THE-MONEY OPTIONS
                    SHARES                        OPTIONS AT FISCAL YEAR-END(1)           AT FISCAL YEAR-END(2)
                    ACQUIRED       VALUE          ----------------------------------------------------------------
   NAME             ON EXERCISE    REALIZED       EXERCISABLE     UNEXERCISABLE         EXERCISABLE  UNEXERCISABLE
- -------------       ----------     --------       -----------     -------------         -----------  -------------
Mr. Burkholder        2,666        $37,333            52,333          13,333              $897,285      $132,497
Mr. Lohmann           2,666         43,333            51,333          13,333               879,160       132,497
Mr. Bueltel           1,200         16,842            14,198           4,000               233,049        39,750
Mr. Arrigoni             -             -              19,999          33,333               292,485       487,495


____________
(1) All of such options, with the exception of the options granted to Mr. Arrigoni, are exercisable at a price equal to the fair market value of the common stock on the date of grant.

(2) Represents the difference between the closing price of the Company's Common Stock as reported on the Nasdaq National Market System on December 31, 1993 and the exercise price of the options.


LONG-TERM INCENTIVE PLAN AWARDS

     Other than its Restated Stock Option Plan and newly adopted 1993 Stock Incentive Plan, the Company does not maintain any long-term incentive plans.

CHANGE IN CONTROL ARRANGEMENTS


     In addition to the employment and severance pay agreements discussed below, the Company has certain other compensatory arrangements with its executive officers which will result from a change in control of the Company. All outstanding stock option agreements provide for the acceleration of exercisability of options upon a change in control. The restricted stock award agreements also provide for the full vesting of all outstanding shares of restricted stock if the holder is terminated following a change in control.

EMPLOYMENT AGREEMENTS

     The Company has Employment Agreements with Messrs. Burkholder and Lohmann terminating December 31, 1996 but renewing annually thereafter. The employment agreements provide that the annual salaries of Messrs. Burkholder and Lohmann will be at least $195,000 and $161,000, respectively, that such officers shall be entitled to participate in incentive and other plans of the Company, and that the Company will establish and maintain disability insurance, term life insurance and retirement plans for such officers. See "Compensation Committee Report on Executive Compensation--Long-Term Incentive Compensation." Both agreements also contain confidentiality obligations and covenants not to compete for one year after termination of employment. The agreements provide for severance pay on failure to renew in certain instances and provide that under certain circumstances (including a change in control) in the event of termination of employment prior to the termination of the agreements, the Company will pay to Messrs. Burkholder and Lohmann severance pay in an amount equal to three times and two times, respectively, the average annualized cash compensation (based on the last five years) of such officers.

     The Company also has entered into severance pay agreements with Messrs. Arrigoni and Bueltel terminating on May 15, 1994. The severance pay agreements provide that under certain circumstances (including a change in control) in the event of termination during the term of such agreements, the Company will pay the two executive officers as severance pay an amount equal to one year's compensation.

                PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION
            TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

     On January 25, 1994, the Board of Directors approved amendments to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 5,000,000 to 10,000,000, subject to approval by the shareholders at the Annual Meeting. If the amendment is approved by the Company's shareholders, the first sentence of Article 5 of the Company's Certificate of Incorporation will read as follows:

                    The aggregate number of shares of stock which this corporation is authorized to issue is 11,000,000 shares, par value $.01 per share, of which 10,000,000 shares are designated Common Stock and 1,000,000 shares are designated Preferred Stock.

     The additional shares of Common Stock for which authorization is sought would be a part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding. Such additional shares would not (and the shares of Common Stock presently do not) entitle the holders thereof to preemptive or cumulative voting rights.


     The Board of Directors believes that the additional authorized shares of Common Stock are necessary to provide the Company with flexibility to structure future transactions, to provide for future issuance under the Company's 1993 Stock Incentive Plan (if approved by the shareholders) and to meet any future needs to raise capital. There are, however, no present plans for issuing a material number of additional shares of Common Stock from the currently authorized shares of Common Stock or the additional shares of Stock proposed to be authorized pursuant to the amendment.

     The issuance by the Company of shares of Common Stock may dilute the present equity ownership position of current holders of Common Stock. Unless required by law or by the rules of any stock exchange on which the Company's Common Stock may in the future be listed, no further authorized vote by the shareholders will be sought for any issuance of shares of Common Stock. Under existing National Association of Securities Dealers, Inc. regulations, approval by a majority of the holders of Common Stock would nevertheless be required in connection with a transaction or series of related transactions that would result in the original issuance of additional shares of Common Stock, other than in a public offering for cash, (i) if the Common Stock (including securities convertible into or exercisable for Common Stock) has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of the Common Stock; or (ii) if the number of shares of Common Stock to be issued is or will be equal to or in excess of 20% of the number of shares outstanding before the issuance of the Common Stock; or
(iii) if the issuance would result in a change in control of the Company.

     The authorized but unissued shares of Common Stock could make a change in control of the Company more difficult to achieve. Under certain circumstances, such shares of Common Stock could be used to create voting impediments to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. Such shares could be sold privately to purchasers who might side with the Board in opposing a takeover bid that the Board determines is not in the best interests of the Company.

     The amendment also may have the effect of discouraging an attempt by another person or entity, through acquisition of a substantial number of shares of Common Stock, to acquire control of the Company with a view to effecting a merger, sale of assets or a similar transaction, since the issuance of new shares could be used to dilute the stock ownership of such person or entity.

     Although the Board of Directors has concluded that the potential benefits of the proposed amendment outweighs its possible disadvantages, the Board asks shareholders to consider, as the Board has done, those possible disadvantages. Shareholders may find the issuance of shares of Common Stock disadvantageous to the extent that it may be used to discourage takeovers which are not approved by the Board but in which shareholders may receive for some or all of their shares a substantial premium above market value at the time a tender offer is made. Thus, shareholders who may wish to participate in such a tender offer may be restricted in their opportunity to do so. In addition, because the proposed amendment may enable the Company to discourage tender offers, the amendment may make removal of the Board of Directors or management more difficult. To the extent that the adoption of the proposed amendment renders less likely a merger or other transaction opposed by the Company's incumbent Board of Directors, the effect of such adoption may be to assist the Board of Directors and management in retaining their existing positions.

     If the amendment to the Company's Certificate of Incorporation is approved by the shareholders at the Annual Meeting, such amendment will become effective when a Certificate of Amendment of the Certificate of Incorporation is filed for record with the Secretary of State of the State of Delaware.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS APPROVE THE PROPOSAL TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES AS DESCRIBED ABOVE. THE PERSONS NAMED IN THE ACCOMPANYING PROXY INTEND TO VOTE THE PROXIES HELD BY THEM IN FAVOR OF SUCH PROPOSAL, UNLESS OTHERWISE DIRECTED. AN AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED AT THE MEETING IN PERSON OR BY PROXY IS REQUIRED FOR THE APPROVAL OF THE PROPOSAL.

PROPOSAL TO APPROVE THE 1993 STOCK INCENTIVE PLAN

     On October 5, 1993, the Board of Directors voted for a resolution authorizing the adoption of the "Investors Bank Corp. 1993 Stock Incentive Plan" (the "1993 Plan"), subject to approval by the shareholders of the Company. The 1993 Plan, if approved, will have the effect of amending the Company's Restated Stock Option Plan, by eliminating the authority to grant any further options thereunder.

     The purpose of the Plan is to promote the interests of the Company and its shareholders by attracting and retaining employees and members of the Board who are not also employees of the Company, by stimulating the efforts of such employees and nonemployee directors to contribute to the current and long-term success of the Company, and by providing an opportunity for such employees and nonemployee directors to increase their proprietary interests in the Company. These goals are consistent with the principles of the Company's executive compensation program described above in the Committee's Report and, if approved by the Company's shareholders, the 1993 Plan will become an important component of that program.

     The 1993 Plan is administered by the Company's Compensation Committee (the "Committee"). The Committee has the authority to select the individuals to whom awards are granted, to determine the types of awards to be granted and the number of shares of Common Stock covered by such awards, to set the terms and conditions of such awards, and to determine whether the payment of any amounts received under any award shall or may be deferred. The Committee has the authority to establish rules for the administration of the 1993 Plan, and determinations and interpretations with respect to the 1993 Plan are at the sole discretion of the Committee, whose determinations and interpretations are binding on all interested parties. The Committee may delegate to one or more officers, or the Board of Directors may exercise, the Committee's powers and duties under the 1993 Plan with respect to individuals who are not subject to
Section 16 of the Exchange Act.

     The 1993 Plan permits the granting of a variety of different types of awards: (a) stock options, including incentive stock options ("Incentive Stock Options") meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), stock options that do not meet such requirements ("Nonqualified Stock Options") and restoration options; (b) stock appreciation rights ("SARs"); (c) restricted stock and restricted stock units;
(d) performance awards; (e) dividend equivalents; and (f) other awards valued in whole or in part by reference to or otherwise based upon the Company's stock ("other stock-based awards"). Awards may be granted alone, in addition to, in tandem with or in substitution for any other award granted under the 1993 Plan or any other plan. Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law. Awards may provide that upon the grant or exercise thereof the holder will receive cash, shares of Common Stock, or other securities, awards or property, or any combination thereof, as the Committee shall determine. The exercise price per share under any stock option, the grant price of any SAR, and the purchase price of any security which may be purchased under any other stock-based award may not be less than 100% of the fair market value of the Company's Common Stock on the date of the grant of such option, SAR
or right.   Determinations of fair market value under the 1993 Plan are made in accordance with methods and procedures established by the Committee.

     Options may be exercised by payment in full of the exercise price, either in cash or, at the discretion of the Committee, in whole or in part by the tendering of shares of Common Stock or other consideration having a fair market value on the date the option is exercised equal to the exercise price.

     The 1993 Plan provides for "formula" grants to directors who are not employess of options to purchase 2,666 shares of Common Stock on the date of each annual meeting of shareholders. All of such options will have an exercise price equal to the fair market value on the date of grant, will vest in annual increments of 50% of the shares subject to the option commencing one year from
the date of grant, and will expire seven years from the date of grant.   The
terms of these options may not be altered without shareholder vote.

     The 1993 Plan provides that the Committee may grant restoration options, separately or together with another option, and may establish the terms and conditions of such restoration options. Pursuant to a restoration option, the optionee would be granted a new option when the payment of the exercise price of the option to which such restoration option relates is made by using shares of Common Stock owned by the optionee. The new option granted upon such exercise would be an option to purchase the number of shares not exceeding the sum of (i) the number of shares of Common Stock tendered as payment upon the exercise of the option to which such restoration option relates and (ii) the number of shares of the Company's Common Stock tendered or withheld as payment of the amount to be withheld under applicable tax laws in connection with the exercise of the option to which such restoration option relates. Restoration options may be granted with respect to options previously granted under the 1993 Plan or any other stock option plan of the Company, and may be granted in connection with any option granted under the 1993 Plan or any other such plan at the time of such grant.

     The holder of an SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, if the Committee shall so determine, as of any time during a specified period before or after the exercise date) of a specified number of shares over the grant price of the SAR.

     Shares of restricted stock and restricted stock units will be subject to such restrictions as the Committee may impose (including any limitations on the right to vote or the right to receive dividends), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may determine. Restricted stock may not be transferred by the holder until the restrictions established by the Committee lapse. Holders of restricted stock units have the right, subject to any restrictions imposed by the Committee, to receive shares of Common Stock at some future date. Upon termination of the holder's employment during the restriction period, restricted stock and restricted stock units are forfeited, unless the Committee determines otherwise.

     Performance awards provide the holder thereof the right to receive payments, in whole or in part, upon the achievement of such goals during such performance periods as the Committee shall establish. A performance award granted under the 1993 Plan may be denominated or payable in cash, shares of Common Stock or restricted stock, or other securities, awards or property. Dividend equivalents entitle the holder thereof to receive payments (in cash, shares or otherwise, as determined by the Committee) equivalent to the amount of cash dividends with respect to a specified number of shares. The Committee is also authorized to establish the terms and conditions of other stock-based awards.

     No award granted under the 1993 Plan may be assigned, transferred, pledged or otherwise encumbered by the individual to whom it is granted, otherwise than by will, by designation of a beneficiary, or by laws of descent and distribution. Each award is exercisable, during such individual's lifetime, only by such individual, or, if permissible under applicable law, by such individual's guardian or legal representative.

     The aggregate number of shares of the Company's Common Stock which may be issued under all awards granted pursuant to the 1993 Plan is 350,000 (subject to adjustment as described below). If any shares of Common Stock subject to any award or to which an award relates are not purchased or are forfeited, or if any such award terminates without the delivery of shares, the shares previously used for such awards will be available for future awards under the 1993 Plan. Notwithstanding the forgoing, no executive officer of the Company may receive in any single calendar year options under the plan to purchase more than 50,000 shares of Common Stock. Except as otherwise provided under procedures adopted by the Committee to avoid double counting with respect to awards granted in tandem with or in substitution for other awards, all shares relating to awards which allow the holder to receive or purchase shares will be counted against the aggregate number of shares available for granting awards under the 1993 Plan.

     If any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase shares of Common Stock or other securities of the Company, or other similar corporate transaction or event affects the shares of Common Stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 1993 Plan, the Committee may, in such manner as it deems equitable, adjust (a) the number and type of shares (or other securities or property) which thereafter may be made the subject of awards, (b) the number and type of shares (or other securities or property) subject to outstanding awards, and (c) the exercise price with respect to any award.

     The 1993 Plan terminates on May 3, 2004, and no awards may be made after that date. However, unless otherwise expressly provided in the 1993 Plan or an applicable award agreement, any award granted may extend beyond the end of such period.

     The Board of Directors may amend, alter or discontinue the 1993 Plan at any time, provided that stockholder approval must be obtained for any such action that, absent such stockholder approval, (i) would cause Rule 16b-3 under the Exchange Act to become unavailable with respect to the 1993 Plan; (ii) would violate the rules or regulations of the New York Stock Exchange, any other securities exchange or the National Association of Securities Dealers, Inc. applicable to the Company; or (iii) would cause the Company to be unable, under the Code, to grant Incentive Stock Options under the 1993 Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the 1993 Plan or any award agreement in the manner and to the extent it shall deem desirable to carry the 1993 Plan into effect. The Committee may waive any condition of, or rights of the Company under any outstanding award, prospectively or retroactively, but the Committee may not amend, suspend or terminate any outstanding award, prospectively or retroactively, without the consent of the holder or beneficiary of the award.

     The following is a summary of the principal federal income tax consequences generally applicable to awards under the 1993 Plan. The grant of an option or SAR is not expected to result in any taxable income for the recipient. The holder of an Incentive Stock Option generally will have no taxable income upon exercising the Incentive Stock Option (except that a liability may arise pursuant to the alternative minimum tax), and the Company will not be entitled to a tax deduction when an Incentive Stock Option is exercised. Upon exercising a Nonqualified Stock Option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock acquired on the date of exercise over the exercise price, and the Company will be entitled at that time to a tax deduction for the same amount. Upon exercising an SAR, the amount of any cash received and the fair market value on the exercise date of any shares of Common Stock received are taxable to the recipient as ordinary income and deductible by the Company. The tax consequence to an optionee upon a disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and upon whether such shares were acquired by exercising an Incentive Stock Option or by exercising a Nonqualified Stock Option or SAR. Generally, there will be no tax consequence to the Company in connection with disposition of shares acquired under an option, except that the Company may be entitled to a tax deduction in the case of a disposition of shares acquired under an Incentive Stock Option before the applicable Incentive Stock Option holding periods set forth in the Code have been satisfied.

     With respect to other awards granted under the 1993 Plan that are payable either in cash or shares of Common Stock that are either transferable or not subject to substantial risk of forfeiture, the holder of such an award must recognize ordinary income equal to the excess of (a) the cash or the fair market value of the shares of Common Stock received (determined as of the date of such receipt) over (b) the amount (if any) paid for such shares of Common Stock by the holder of the award, and the Company will be entitled at that time to a deduction for the same amount. With respect to an award that is payable in shares of Common Stock that are restricted as to transferability and subject to substantial risk of forfeiture, unless a special election is made pursuant to the Code, the holder of the award must recognize ordinary income equal to the excess of (i) the fair market value of the shares of Common Stock received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for such shares of Common Stock by the holder, and the Company will be entitled at that time to a tax deduction for the same amount.

     Special rules may apply in the case of individuals subject to Section 16 of the Exchange Act. In particular, unless a special election is made pursuant to the Code, shares received pursuant to the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized, and the amount of the Company's tax deduction, are determined as of the end of such period.

     Under the 1993 Plan, the Committee may permit participants receiving or exercising awards, subject to the discretion of the Committee and upon such terms and conditions as it may impose, to surrender shares of Common Stock (either shares received upon the receipt or exercise of the award or shares previously owned by the optionee) to the Company to satisfy federal and state tax obligations.

     The 1993 Plan is intended to qualify for an exemption from Section 162(m) of the Internal Revenue Code of 1986, as amended. If the 1993 Plan so qualifies, income created by options granted to executive officers under the 1993 Plan would not be included in income paid to the executive for purposes of determining whether the Company is entitled to a deduction for payments to the executive under section 162(m). If an executive's income from the Company exceeds $1,000,000 and an exemption is not available under Section 162(m), the Company would not be entitled to a deduction for the compensation paid to the executive. Although the Company does not believe that any executive officer is currently, or will be in the foreseeable future, entitled to income related to the Company in an amount that would approach $1,000,000, appreciation in the market value of certain stock related benefits, such as nonqualified stock options, could create income that would normally be deductible by the Company but excludeable under Section 162(m). Accordingly, the Board of Directors believes that an amendment designed to qualify the 1993 Plan under 162(m) is in the best interests of the Company.

     Any employee, officer, consultant, independent contractor or non-employee director of the Company and its affiliates selected by the Committee is eligible to receive awards under the 1993 Plan. There were approximately 509 persons employed by the Company and its subsidiaries as of February 1, 1994 who would be eligible as a class to receive awards under the 1993 Plan. The amount, type and recipients of awards under the 1993 Plan have not yet been determined.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS APPROVE THE 1993 STOCK INCENTIVE PLAN. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED AT THE MEETING IN PERSON OR BY PROXY IS REQUIRED FOR APPROVAL OF THE 1993 PLAN.


                          RELATIONSHIP WITH ACCOUNTANTS

     KPMG Peat Marwick have served as the Company's independent public accountants since August 1990 and will serve as the Company's auditors for the year ending December 31, 1993. Representatives of KPMG Peat Marwick are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to questions from shareholders.


                                   GENERAL

     The Board of Directors of the Company does not know of any matters other than those described in this Proxy Statement which will be acted upon at the Annual Meeting. In the event that any other matters properly come before the meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters.


                              SHAREHOLDER PROPOSALS

     Any proposal by a shareholder to be presented at the next annual meeting must be received at the Company's principal executive offices, 200 East Lake Street, Wayzata, Minnesota 55391, no later than December 2, 1994.


                                             BY ORDER OF THE BOARD OF DIRECTORS



                                             John G. Lohmann, Jr., Secretary

Dated:  April 1, 1994

                              INVESTORS BANK CORP.

                Proxy for the 1994 Annual Meeting of Shareholders

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints James M. Burkholder and John G. Lohmann, Jr., and each of them, with full power to appoint a substitute, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Shareholders of Investors Bank Corp. to be held on May 3, 1994, and at all adjournments thereof, as specified below on the matter referred to, and, in their discretion, upon any other matters which may be brought before the meeting:

1. ELECTION OF DIRECTORS:  / / FOR all nominees     / / WITHHOLD AUTHORITY
                               (except as marked to     to vote for all nominees
                               the contrary below)

   To withhold authority to vote for a specific nominee, place a line through such nominee's name below:

                      James M. Burkholder; Leonard E. Brown

2. AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES:

                      / / FOR    / / AGAINST    / / ABSTAIN

3. TO APPROVE ADOPTION OF A 1993 STOCK INCENTIVE PLAN:

                      / / FOR    / / AGAINST    / / ABSTAIN

4. TO VOTE WITH DISCRETIONARY AUTHORITY ON ANY OTHER BUSINESS AS MAY PROPERLY BE PRESENTED AT THE MEETING.

          This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL DIRECTORS NAMED IN ITEM 1, FOR THE AMENDMENT IN ITEM 2 AND FOR THE ADOPTION OF THE 1993 STOCK INCENTIVE PLAN.
________________________________________________________

          When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



                                        ___________________________________
                                        Signature


                                        ___________________________________
                                        Signature if held jointly
Dated:  ____________, 1994

             PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY.